FUND ACCOUNTING SERVICING AGREEMENT



     THIS AGREEMENT is made and entered into as of this
1st  day  of October, 1997, by and between Kopp  Funds,
Inc., a Minnesota corporation (hereinafter referred  to
as   the  "Company")  and  Firstar  Trust  Company,   a
corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

    WHEREAS, the Company is an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act");

    WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio;

    WHEREAS, FTC is in the business of providing, among other things, mutual fund accounting services to investment companies; and

    WHEREAS, the Company desires to retain FTC to provide accounting services to the Emerging Growth Fund
(the "Fund") and each additional series of the Company listed on Exhibit A attached hereto, as it may be amended from time to time.

    NOW, THEREFORE, the parties do mutually promise and agree as follows:

    1. Services. FTC agrees to provide the following mutual fund accounting services to the Fund:

A.Portfolio Accounting Services:

(1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager.

(2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of the Company shall approve, in good faith, the method for determining the fair value for such securities.

(3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

(4) Determine gain/loss on security sales and identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.
B.Expense Accrual and Payment Services:

(1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

(2) Record payments for Fund expenses upon receipt of written authorization from the Company.

 (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Company.

(4)  Provide expense accrual and payment reporting.

C.Fund Valuation and Financial Reporting Services:

(1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

(2) Apply equalization accounting as directed by the Company.

(3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

(6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

D.Tax Accounting Services:

(1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

(2) Maintain tax lot detail for the investment portfolio.

(3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

(4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

 E.Compliance Control Services:

(1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Company, the Securities and Exchange
        Commission, and the outside auditors.

(2)  Maintain accounting records according to the 1940
        Act and regulations provided thereunder.

    2. Pricing of Securities. For each valuation date, obtain prices from a pricing source selected by FTC but approved by the Company's Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Company's Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

        If the Company desires to provide a price which varies from the pricing source, the Company shall promptly notify and supply FTC with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

    3.  Changes in Accounting Procedures.  Any
resolution passed by the Board of Directors of the Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FTC.

    4.  Changes in Equipment, Systems, Service, Etc.
FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

    5. Compensation. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

    6.  Performance of Service;  Limitation of
Liability

A.FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or
        (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Company.

FTC shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond
        FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.
        Representatives of the Company shall be
        entitled to inspect FTC's premises and
        operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

    7.  No Agency Relationship.  Nothing herein
contained shall be deemed to authorize or empower FTC to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

    8. Records. FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

    9. Proprietary and Confidential Information. FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Company.

    10. Data Necessary to Perform Services.  The
Company or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FTC is also acting as the transfer agent for the Company, nothing herein shall be deemed to relieve FTC of any of its obligations under the Transfer Agent Servicing Agreement.

    11. Notification of Error.  The Company will notify
FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Company, or within three
(3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

    12. Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.
However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

    13. Duties in the Event of Termination. In the event that in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Company by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Company transfer to such successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FTC has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

    14. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
Notice to FTC shall be sent to:

    Firstar Trust Company
    Attn.:  Mutual Fund Services
    615 East Michigan Street
    Milwaukee, WI  53202

and notice to the Company shall be sent to:

    Kopp Investment Advisors
    Attn.:  Kathleen S. Tillotson, Esq.
    7701 France Avenue South, Suite 500
    Edina, MN 55435

    15. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.


KOPP FUNDS, INC.                   FIRSTAR TRUST COMPANY


By:  /s/ LeRoy C. Kopp             By:  /s/ Joe Neuberger
-----------------------            ------------------------
LeRoy C. Kopp                      Joe Neuberger

Attest:  /s/ Carol A. Gehl         Attest:  /s/ Carol A. Gehl
--------------------------         ---------------------------

               Fund Accounting Services
                  Annual Fee Schedule

                                                       Exhibit A

          Separate Series of Kopp Funds, Inc.

        Name of Series                  Date Added

     Emerging Growth Fund            October 1, 1997
           Class A
           Class I


Domestic Equity Funds
          $27,500 for the first $40 million
          1.25/100 of 1% (1.25 basis points) on the next $200 million .625/100 of 1% (.625 basis points) on average net assets exceeding $240 million


Plus out-of-pocket expenses, including pricing service:

          Domestic and Canadian Equities     $.15
          Options                            $.15
          Corp/Gov/Agency Bonds              $.50
          CMO's                              $.80
          International Equities and Bonds   $.50
          Municipal Bonds                    $.80
          Money Market Instruments           $.80


All fees are billed monthly